Exhibit 99.1
FOR IMMEDIATE RELEASE
Record Fiscal First Quarter Revenue of $566 Million, EPS of $0.61
Initiates Q2 Revenue Guidance of $540 — $570 Million
NEENAH, WI, January 19, 2011 — Plexus Corp. (Nasdaq: PLXS) today announced:
Q1 Fiscal 2011 Results (quarter ended January 1, 2011):
•	Revenue: $566 million, relative to guidance of $550 to $580 million
•	Diluted EPS: $0.61, including $0.06 per share of stock-based compensation expense, relative to guidance of $0.56 to $0.62
Q2 Fiscal 2011 Guidance:
•	Revenue: $540 to $570 million
•	Diluted EPS: $0.53 to $0.58, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense
Dean Foate, President and CEO, commented, “Fiscal first quarter revenues grew 2% sequentially, in line with our expectations and setting a new quarterly revenue record for Plexus. Return on invested capital was 17.3%, well above our weighted average cost of capital of 13.5%. During the fiscal first quarter we won 24 new manufacturing programs in our Manufacturing Solutions group that we anticipate will generate approximately $130 million in annualized revenue when fully ramped into production, an improvement over the prior quarter. Our Engineering Solutions group also enjoyed a solid quarter of new program wins, totaling approximately $17 million. Overall a good result this quarter and continued confirmation of the Plexus brand and the power of our comprehensive Product Realization Value Stream Solutions. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders.”
Ginger Jones, Vice President and CFO, commented, “Gross and operating margins were 9.7% and 4.9%, respectively, for the fiscal first quarter, consistent with our expectations when we set guidance for the quarter. Our estimated tax rate for fiscal 2011 is currently 3%. This is lower than the 5% tax rate used when we established our guidance for this quarter due to the estimated mix of regional earnings for the fiscal year. Consequently, diluted EPS for the quarter was $0.01 higher than we would have anticipated. Fiscal first quarter cash cycle days including customer deposits were 78 days, up eight days from the fiscal fourth quarter cash cycle days.”
Mr. Foate added, “While the fiscal first quarter met our expectations for modest sequential growth, the mid-point of the guidance suggests a modest decline in revenues in the fiscal second quarter of 2011. We are establishing fiscal second quarter 2011 revenue guidance of $540 to $570 million with EPS of $0.53 to $0.58, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense. As previously disclosed, the fiscal second quarter will be unfavorably impacted by ramping down production for two significant customers that were acquired during the past year and that will transition out of Plexus. Additionally, the fiscal second quarter will be unfavorably impacted by an increase in structural seasonal operating costs, including salary adjustments, which need to be absorbed in the financial model going forward.”

Mr. Foate continued, “Looking ahead to the second half of the fiscal year, we currently anticipate meaningful challenges in the fiscal third quarter due to a confluence of issues. These issues include the winding down of the two manufacturing programs discussed above, a fairly broad-based reduction in customer forecasts and a significant production delay in the two programs for The Coca-Cola Company. As a consequence, we expect the fiscal third quarter will be down sequentially in revenue from the fiscal second quarter with difficult operating performance. Recognizing the challenges associated with longer-term forecasts, we anticipate that our fiscal fourth quarter will return to sequential revenue growth with operating performance trending back to our financial model. For our full fiscal year, we currently anticipate revenue growth in the range of 9-13% over the prior fiscal year. While this would be strong organic revenue growth, it is below both our enduring goal of 15% revenue growth and our expectations just a quarter ago.”
Mr. Foate concluded, “I believe that our robust performance in fiscal 2010, both in organic revenue growth and financial results, helps demonstrate that our industry leadership in delivering mid-to-low volume, higher complexity Product Realization Value Stream Solutions comprises a unique value proposition that helps create competitive advantage for our customers. Despite what we believe are short-term obstacles in the current fiscal year, we remain committed to our enduring goals of delivering long-term organic growth of 15% and generating economic profit for our shareholders by delivering returns on invested capital exceeding our weighted average cost of capital by 500 basis points. Our confidence in our long-term growth opportunities compels us to proceed with capacity investments required to serve our customers. These capacity investments include two new projects announced during the fiscal first quarter, a new Engineering Solutions Design Center in Darmstadt, Germany and a second manufacturing facility in Xiamen, China.”
Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector	Q1 F11		Q4 F10
Wireline/Networking	$234 M	41%	$222 M	40%
Wireless Infrastructure	57 M	10%	63 M	11%
Medical	116 M	21%	116 M	21%
Industrial/Commercial	118 M	21%	116 M	21%
Defense/Security/Aerospace	41 M	7%	39 M	7%
Total Revenue	$566 M		$556 M
FISCAL Q1 SUPPLEMENTAL INFORMATION
•	ROIC for the fiscal first quarter was 17.3%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling two-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.
•	Cash flow used in operations was approximately $21 million for the quarter. Capital expenditures for the quarter were $13 million. Free cash flow was negative for the quarter, at approximately $34 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 56% of revenue during the quarter, down 1 percentage point from the previous quarter.
•	Juniper Networks, Inc., with 17% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q1 F11	Q4 F10
Days in Accounts Receivable	52 Days	51 Days
Days in Inventory	93 Days	90 Days
Days in Accounts Payable	(62) Days	(66) Days
Days in Cash Deposits	(5) Days	(5) Days
Annualized Cash Cycle	78 Days	70 Days
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q1 Earnings Conference Call

When:	Thursday, January 20th at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 34573401 http://tinyurl.com/27aqq2e (requires Windows Media Player)

Replay:	The call will be archived until January 27, 2011 at midnight Eastern Time http://tinyurl.com/27aqq2e or via telephone replay at (800) 642-1687 or (706) 645-9291 with conference ID: 34573401
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
(920) 751-5487 or ginger.jones@plexus.com
About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment, and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.
Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 100 branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the continuing poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new customers, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; raw materials and component cost fluctuations particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by customer resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new replacement facility in Oradea, Romania, and our plans to further expand in Penang, Malaysia, Darmstadt, Germany and Xiamen, China; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 2, 2010).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	January 1, 2011	January 2, 2010
Net sales	$565,774	$430,399
Cost of sales	510,864	385,858

Gross profit	54,910	44,541

Operating expenses:
Selling and administrative expenses	27,061	24,319

Operating income	27,849	20,222

Other income (expense):
Interest expense	(2,181)	(2,559)
Interest income	293	456
Miscellaneous (expense) income	(141)	(95)

Income before income taxes	25,820	18,024

Income tax expense	787	180

Net income	$25,033	$17,844

Earnings per share:
Basic	$0.62	$0.45

Diluted	$0.61	$0.44

Weighted average shares outstanding:
Basic	40,468	39,587

Diluted	41,210	40,252

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(dollars in thousands)
(unaudited)
ROIC Calculation

Three Months
Ended
January 1, 2011
Operating income	$27,849
x 4

Annualized operating income	111,396
Tax rate	x 3%

Tax impact	-3,342

Operating income (tax effected)	$108,054

Average invested capital	$625,251

ROIC	17.3%

			Average
			Invested
	January 1, 2011	October 2, 2010	Capital
Equity	$680,474	$651,855
Plus:
Debt — current	17,052	17,409
Debt — non-current	108,220	113,234
Less:
Cash and cash equivalents	(149,498)	(188,244)

	$656,248	$594,254	$625,251

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$149,498	$188,244
Accounts receivable	318,533	311,205
Inventories	521,391	492,430
Deferred income taxes	21,363	18,959
Prepaid expenses and other	16,872	15,153

Total current assets	1,027,657	1,025,991

Property, plant and equipment, net	235,568	235,714
Deferred income taxes	9,620	11,787
Other	17,263	16,887

Total assets	$1,290,108	$1,290,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,052	$17,409
Accounts payable	346,622	360,686
Customer deposits	29,581	27,301
Accrued liabilities:
Salaries and wages	32,105	46,639
Other	53,080	50,484

Total current liabilities	478,440	502,519

Long-term debt and capital lease obligations, net of current portion	108,220	112,466
Other liabilities	22,974	23,539

Total non-current liabilities	131,194	136,005

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 47,957 and 47,849 shares issued, respectively, and 40,511 and 40,403 shares outstanding, respectively	480	478
Additional paid-in-capital	401,632	399,054
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	470,601	445,568
Accumulated other comprehensive income	7,871	6,865

Total shareholders’ equity	680,474	651,855

Total liabilities and shareholders’ equity	$1,290,108	$1,290,379

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